Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Epizyme, Inc. for the registration of up to $200,000,000 of common stock, preferred stock, units, warrants and debt securities and to the incorporation by reference therein of our report dated February 27, 2014, with respect to the consolidated financial statements of Epizyme, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 9, 2014